Exhibit 10.60

Addendum to Offer Letter
This Addendum to the offer letter sent to Roger Liew (“Employee”), dated June 9, 2009, from Kristin Dickey at Orbitz Worldwide, Inc. (the “Offer Letter”) is entered contemporaneously with the Offer Letter and supplements the Offer Letter. This Addendum is entered into as of the Addendum Effective Date set forth in the signature block below. Capitalized terms used herein but not otherwise defined shall have their respective meanings set forth in the Offer Letter. This Addendum incorporates by reference the terms and conditions of the Offer Letter.

I.    Covenents of Non-Competition and Non-Solicitation
(a)From the date hereof while employed by the Company and for a one (1)-year period following the date Employee ceases to be employed by the Company (the “Restricted Period”), irrespective of the cause, manner or time of any termination, Employee shall not use his or her status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him or her in the absence of his or her relationship to the Company.

(b)During the Restricted Period, Employee shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any Competitors of the Company or in any way injuring the interests of the Company and the Company shall not make or authorize any person to make any statement that would in any way injure the personal or business reputation or interests of Employee; provided, however, that, subject to any other obligations of Employee, nothing herein shall preclude the Company or Employee from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigation; provided, further, however, that nothing herein shall prohibit the Company from disclosing the fact of any termination of Employee's employment or the circumstances for such a termination. For purposes of this Section I(b), the term “Competitor” means the following entities: Expedia, Inc., priceline.com Incorporated, Sabre Holdings Corporation, and Kayak Software Corporation, and their respective subsidiaries or online travel company related affiliates, however, the Company shall be entitled in its sole discretion to update or add to the composition of the entities identified as Competitors up to two (2) times per calendar year during the Employee's employment term (such update to become effective upon ninety (90) days prior written notice to Employee; provided, however, any new written notice to Employee of such update shall not be effective if such new notice is given on or following the date Employee provides the Company written notice of his intended resignation; but in no event shall more than six entities, and their respective subsidiaries or online travel company related affiliates, be identified as Competitors. An entity may only be added as a Competitor if it is an enterprise or business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes with the businesses conducted during or at the termination of Employee's employment, or then proposed to be conducted, by the Company and its affiliates in a manner that is or would be material in relation to the businesses of the Company or the prospects for the businesses of the Company (in each case, within one hundred (100) miles of any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses, distributes, markets or otherwise provides its products or services). During the Restricted Period, Employee, without prior express written approval by the Board, shall not (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, in any capacity (whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise); (B) develop, expand or promote, or assist in the development, expansion or promotion of, any division of an enterprise or the business of a Competitor or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company. Employee acknowledges that the Company's and its subsidiaries' and Affiliates' businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world (subject to the definition of “Competitor”).

(c)During the Restricted Period, Employee, without express prior written approval from the Company, shall not solicit any of the then current Clients of the Company or any potential Clients of the Company with whom Employee has had dealings or learned confidential information within the six (6) months prior to the date Employee ceases to be employed by the Company for any existing business of the Company or discuss with any employee of the Company information or operations of any business intended to compete with the Company. For purposes of this Section I, the term “Clients” means suppliers and corporate clients including but not limited to airlines, hotels and companies with corporate accounts with the Company, but shall not include individual “end-users” or ultimate individual consumers of the Company's services.

(d)During the Restricted Period, Employee shall not interfere with the employees or affairs of the Company or solicit or induce any person who is an employee of the Company to terminate any relationship such person may have with the Company, nor shall Employee during such period directly or indirectly engage, employ or compensate, or cause or permit any person or entity with which Employee may be affiliated, to engage, employ or compensate, any employee of the Company.

(e)For the purposes of this Addendum, “Proprietary Interest” means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided that ownership of less than 5% of any class of equity interest in a publicly held company shall not be deemed a Proprietary Interest.

(f)From the date hereof while employed by the Company and thereafter, Employee shall not make any disparaging or defamatory comments regarding the Company or, after termination of his or her employment relationship with the Company, make any comments concerning any aspect of the termination of their relationship. The obligations of Employee under this paragraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

(g)From the date hereof while employed by the Company and thereafter, upon the Company's reasonable request, Employee will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates arising out of events occurring during the term of Employee's employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. Employee will be entitled to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

(h)The period of time during which the provisions of this Section I shall be in effect shall be extended by the length of time during which Employee is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company's application for injunctive relief.

(i)Employee agrees that the restrictions contained in this Section I are an essential element of the compensation Employee is granted hereunder and but for Employee's agreement to comply with such restrictions, Company would not have made the offer Employee this offer of employment.

(j)It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in this Section I to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Addendum is an unenforceable restriction against Employee, the provisions of this Addendum shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Addendum is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions

(k)This Addendum shall supersede restrictive covenants concerning the subject matter contained herein unless such restrictive covenant is in writing and signed by both parties, excluding restrictive covenants covering the same subject matter as contained herein that are agreed to via an electronic signature.

IN WITNESS WHEREOF, the parties to this Addendum have caused it to be duly executed by their respective duly authorized officers or representatives.

Orbitz Worldwide, Inc.		Roger Liew
Signature:	/s/ Alice Geene	Signature:	/s/ Roger Liew
Printed Name:	Alice Geene	Printed Name:	Roger Liew
Title:	Vice President Legal	Date:	July 2, 2009
Date:	July 2, 2009

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